EXHIBIT 10(j)

[On Letterhead of Marathon Oil Company]

Mr. Thomas J. Usher

United States Steel Corporation

600 Grant Street

Pittsburgh, PA 15219-2800

December 6, 2002

Dear Tom,

On behalf of the Compensation and Organization Committee (the “Committee”) of the Board of Directors of Marathon Oil Corporation (the “Corporation”), I have been authorized to extend to you this Agreement (“Agreement”) concerning the 138,000 restricted shares of the Corporation’s common stock held by you under the Marathon Oil Corporation 1990 Stock Plan (the “1990 Stock Plan”).

In exchange for your relinquishment and complete resolution of all present and future right, title, and interest in and to any and all shares of the Corporation’s restricted stock under the 1990 Stock Plan, including without limitation the 138,000 restricted shares currently held by you under the 1990 Stock Plan, the Corporation will pay to you a lump sum cash payment equal to the product of:

Market Price Per Share x 138,000 x 1.3

For purposes of the above calculation, the “market price per share” shall be the amount representing the five (5) day average of the mean between the daily high and low trading prices of the Corporation’s common stock on the New York Stock Exchange on each of the five (5) trading days during the week of December 8, 2002. The 1.3 multiplier represents a vesting assumption of 130% for the remaining performance periods of the original five (5) year grant cycle relating to the restricted stock, based on past performance and future projected performance of the Corporation as measured under the 1990 Stock Plan.

By signing this Agreement, you are consenting to the relinquishment and complete resolution of all interests in restricted stock under the 1990 Stock Plan as described above in exchange for the consideration set forth herein.

In association with this Agreement, you may elect the rate at which Federal Income Tax (“FIT”) will be withheld from the lump sum cash payment described above. Normally, a 27% tax rate is used for FIT withholding for supplemental wage payments not included as part of your regular monthly wages. However, you may elect to have FIT withheld from the payment at a higher rate (up to 39%) if you so desire. Please complete the attached tax withholding election form to indicate your FIT withholding preference.

December 6, 2002

In order for this Agreement to be valid, please execute the Agreement and the tax withholding election form upon receipt, fax a copy of each to my attention at (713) 296-4375, and then place the signed originals in the mail to me at the address indicated above.

Sincerely, /s/ EILEEN M. CAMPBELL Eileen M. Campbell

Agreed and Accepted this 6th day of December, 2002.

/S/ THOMAS J. USHER

[Name] Thomas J. Usher